Exhibit 99.1
NEWS RELEASE
www.AGCOcorp.com
For immediate release

Press Contact:
Greg Peterson
Vice President, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com

AGCO Announces Chief Supply Chain Officer Succession
Hans-Bernd Veltmaat to retire as Chief Supply Chain Officer
Tim Millwood appointed Chief Supply Chain Officer effective August 15, 2022

DULUTH, GA, July 21, 2022 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment, infrastructure and precision ag technology, announced today that its Board of Directors has appointed Tim Millwood to succeed Hans-Bernd Veltmaat as Senior Vice President and Chief Supply Chain Officer effective August 15, 2022. Mr. Millwood joins AGCO following a more than thirty-year career at Cummins Inc (NYSE: CMI), a global power technology leader, where he most recently served as Vice President, Global Manufacturing.

Hans-Bernd Veltmaat has chosen to retire from AGCO on December 31, 2022. He will serve as a Strategic Advisor for the remainder of his tenure. “I want to thank Hans-Bernd for his significant contributions to the Company over the past fourteen years. His leadership helped transform our global manufacturing network to enable our farmer-focused product strategy. We appreciate his continued support through the end of the year and wish him well during his retirement,” said Eric Hansotia, AGCO’s Chairman, President and CEO.

Mr. Millwood’s career at Cummins included multiple international assignments culminating in his leadership of purchasing and manufacturing over the past decade. He holds a bachelor’s degree in industrial engineering from the Georgia Institute of Technology.

“We are pleased to welcome Tim to the AGCO Senior Leadership Team,” Mr. Hansotia continued. “Tim has a proven track record of building strong teams that deliver great results. We look forward to leveraging his expertise as we accelerate our farmer first strategy.”

About AGCO
AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers customer value through its differentiated brand portfolio including core brands like Challenger®, Fendt®, GSI®, Massey Ferguson®, Precision Planting® and Valtra®. Powered by Fuse® smart farming solutions, AGCO’s full line of equipment and services help farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $11.1 billion in 2021. For more information, visit www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.